Exhibit 10.6

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is entered into as of April 5, 2011 (the “Effective Date”), by and between Pacific Gas and Electric Company (the “Company”) and John S. Keenan (“Executive”) (each a “Party,” and together, the “Parties”).

Recitals

WHEREAS, Executive currently serves in the capacity of Chief Operating Officer of the Company.

WHEREAS, Executive has decided to retire from active employment pursuant to a written agreement between the parties, effective May 1, 2011.

WHEREAS, the Parties wish to provide for, among other things, Executive’s continued cooperation in future administrative and legal proceedings following the Effective Date.

WHEREAS, the Parties wish to resolve any disputes between them regarding Executive’s service credit under the Company’s Retirement Plan and his eligibility for post retirement benefits, the Parties’ cooperation in certain matters, and the payment to Executive of certain benefits as set forth below.

Agreement

In consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Payment. The Company shall pay to Executive the amount of $950,234 (NINE HUNDRED FIFTY THOUSAND, TWO HUNDRED THIRTY FOUR DOLLARS). The payment shall be made to Executive as follows: One-sixth of the amount shall be paid to Executive on the last day of the first month that is six full months after his separation on April 30, 2011 from service with the Company. The remaining amount shall be paid to Executive in 30 equal monthly payments, beginning on the last day of the month following the first payment. The Parties agree that the payment made to Executive under this Settlement Agreement and Release is in addition to, and does not affect, any payment to which Executive may be otherwise entitled under Executive’s Separation Agreement. If Executive dies before the entire amount under this Section 1 is paid, all remaining payments shall be payable to his heirs.

2.    Cooperation in Proceedings. In exchange for the consideration detailed in Section 1, the Company and Executive agree that they shall fully cooperate with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Executive was involved during his employment with the Company, or that concerns any matter of which Executive has information or knowledge. Executive’s duty of cooperation includes, but is not limited to: (i) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s recollection of events; (ii) appearing at the Company’s reasonable request as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of matters at issue; and (iii) signing at the Company’s request declarations or affidavits that truthfully state matters of which Executive has knowledge. In addition, Executive agrees to notify the Company’s Chief Legal Officer promptly of any requests for information or testimony that he receives in connection with any litigation or investigation relating to the Company’s business, and the Company agrees to promptly notify Executive of any requests for information or testimony that it receives relating to Executive. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any Party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any Party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority. Company shall provide Executive with separate legal counsel consistent with Board Resolution regarding representation of former officers. If Executive is required to travel under this Agreement, such travel shall be consistent with his prior role as an executive officer and shall be reimbursed by the Company. Executive shall bill Company on a monthly basis and include supporting data and documentation for the expense(s).

3.     Restrictive Covenants.

(a)    Protection of Confidential Information. Executive acknowledges that his past employment as a senior officer of the Company and his engagement as an executive create a relationship of confidence and trust between Executive and the Company with respect to confidential and proprietary information applicable to the business of the Company and its clients. Accordingly, Executive agrees that the restrictions contained in this Section 3 are reasonable and necessary for the protection of the interests of the Company and that any violation of these restrictions would cause substantial and irreparable injury to the Company.

(i)    Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean all nonpublic information (whether in paper or electronic form, or contained in Executive’s memory, or otherwise stored or recorded) relating to or arising from the Company’s business, including, without limitation, trade secrets used, developed or acquired by the Company in connection with its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of the Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the Company’s business; the Company’s business plans and strategies; the identities of the Company’s customers and the specific individual customer representatives with whom the Company works; the details of the Company’s relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in the Company’s business; the details of the Company’s relationships with such distributors, contractors and vendors; the nature of fees and charges made to the Company’s customers; nonpublic forms, contracts and other documents used in the Company’s business; all information concerning the Company’s employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in the Company’s business, whether proprietary to the Company or used by the Company under license from a third party; and all other information concerning the Company’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. “Confidential Information” does not include information that is in the public domain through no wrongful act on the part of Executive.

(ii)    Executive’s Use of Confidential Information. Except in connection with his performance of this Agreement, Executive shall not, without the Company’s prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity, except as required by applicable law or order of a court or government agency of competent jurisdiction.

(iii)    Records Containing Confidential Information. “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information. All Confidential Records prepared by or provided to Executive are and shall remain the Company’s property. Except in connection with and in furtherance of Executive’s work on the Company’s behalf or with the Company’s prior written consent, Executive shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity, except as required by applicable law or order of a court or government agency of competent jurisdiction. On the Effective Date, Executive shall immediately deliver to the Company or its designee (and shall not keep in Executive’s possession or deliver to any other person or entity) all Confidential Records and all other Company property in Executive’s possession or control. If any Confidential Information and/or Confidential Records are shared with or disclosed to Executive during the time period he is receiving payments under Section 1, then such Confidential Information and/or Confidential Records shall be governed by the terms of this Section 3, and at the conclusion of the receipts of payments to Executive under Section 1, or upon the Company’s earlier request, Executive shall immediately deliver to the Company or its designee (and shall not keep in Executive’s possession or deliver to any other person or entity) all Confidential Records then in Executive’s possession or control.

4.    Noninterference Covenants.

(b)    Executive will not engage in any unfair competition against the Company, or its Affiliates

(i)    For a period of one year after the Effective Date, Executive will not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away:

(1)	any existing customer of the Company or its Affiliates;

(2)	any prospective customer of the Company or its Affiliates about whom Executive acquired information as a result of any solicitation efforts by the Company or its Affiliates, or by the prospective customer, during Executive’s employment with the Company;

(3)	any existing vendor of the Company or its Affiliates;

(4)	any prospective vendor of the Company or Affiliates, about whom Executive acquired information as a result of any solicitation efforts by the Company or its Affiliates, or by the prospective vendor, during Executive’s employment with the Company;

(5)	any existing employee, agent or executive of the Company or its Affiliates, to terminate or otherwise alter the person’s or entity’s employment, agency or executive relationship with the Company or its parent, affiliates or subsidiaries; or

(6)	any existing employee, agent or executive of the Company or its Affiliates, to work in any capacity for or on behalf of any person, company or other business enterprise that is in competition with the Company or its Affiliates.

5.    Non-disparagement Covenants.

(a)    Executive shall not disparage the Company or any Affiliate, or any product or service of the Company or any Affiliate, or any past or present employee, officer or director of the Company or any Affiliate, or of any member of any Board of Directors of any entity affiliated with the Company.

(b)    No Company or Affiliate officer or director shall, while employed by or while serving on the Board, as the case may be, disparage Executive. Without limiting the foregoing, the Company covenants that no member of the Company’s Board or Affiliate shall, while employed by or while serving on the Board, as the case may be, suggest in any way that Executive’s retirement from the Company was the result of disciplinary action against or wrongdoing by Executive.

6.    Additional Documents. Executive agrees that he shall do such acts, and execute and deliver to the Company such additional documents or instruments not inconsistent herewith, as may be reasonably required to effect the purposes of this Agreement and shall cooperate fully with the Company to implement this Agreement and any business transactions of the Company or any litigation that may have arisen or arise in connection therewith.

7.    Remedies. Subject to the Company’s establishment of breach and proof of damages, the Company shall cease paying any unpaid payments and also be entitled to return of any and all payments previously paid or provided to him under this Agreement not otherwise required by law. Despite any breach by Executive, his other duties and obligations under this Agreement and the Severance Agreement will remain in full force and effect. In the event of a breach or threatened breach of any of the provisions of Sections 2 through 6, the Company will, in addition to any other remedies provided in this Agreement, be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be difficult to determine and will not provide a full and adequate remedy, the Company will also be entitled to specific performance by Executive of his obligations under Sections 2 through 6, without any requirement to post bond, which is hereby expressly waived by Executive.

8.    Dispute Resolution. Any dispute arising under or relating in any way to this Agreement shall be submitted to arbitration in San Francisco, California, or such other venue as the Parties may mutually determine, in front of a single arbitrator who is a member of the panel of former judges affiliated with the Judicial Arbitration Mediation Services (the “JAMS”), in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect, as the exclusive remedy for such dispute. Each Party shall submit a list of three names of proposed arbitrators from the JAMS panel. If the Parties cannot mutually agree on an arbitrator from such lists, each Party shall strike two names from the other Party’s list, and the arbitrator shall then be chosen at random by the JAMS from the two remaining names. The Parties agree that such arbitration will be confidential and that no details, descriptions, settlements, or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other Party, unless required by law or in connection with enforcement of any decision in such arbitration. Any claim for punitive damages is waived by the Parties and any damages awarded in such arbitration shall not include punitive damages. The award of the arbitrator may be entered as a judgment in any court of competent jurisdiction. In the event of any arbitration or litigation arising out of a dispute as to the interpretation, enforcement, or breach of this Agreement, the prevailing party shall be entitled to an award of its attorney fees, expert witness expenses and legal costs reasonably incurred.

9.    Severability. It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions or parts thereof of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby, so long as the rights, duties and obligations of the Parties hereunder have been served. Moreover, if any one or more of the provisions or parts thereof contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law, so long as the rights, duties and obligations of the Parties hereunder have been served.

10.    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties regarding the subject matter hereof and may not be modified without the express written consent of the Parties. This Agreement supersedes all prior discussions, agreements, arrangements, understandings and negotiations, written or oral, between the Parties regarding the subject matter hereof except as to the Parties’ Severance Agreement and Mortgage Subsidy Agreement.

11.    Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, actual receipt or the third (3rd) full business day following deposit in the United States mail with postage and fees prepaid, addressed to the other Party hereto at such Party’s address shown below or at such other address as such Party may designate by ten (10) calendar days’ advance written notice to the other Party hereto. The addresses for notices are as follows:

For the Company:	John R. Simon Senior Vice President, Human Resources Pacific Gas and Electric Company 77 Beale Street P.O. Box 770000 San Francisco, CA 94177

With a copy to:	Stacy Campos PG&E Law Department P.O. Box 7442 San Francisco, CA 94120

For Executive:	John S. Keenan 104 Genoe’s Point Road SW Supply, North Carolina 28462

With a copy to:	Raymond N. Stella Erlach Law Offices of Raymond N. Stella Erlach 275 Battery Street, Suite 2600 San Francisco, CA 94111

12.    Waiver. The failure of either Party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such Party to enforce the same. Waiver by either Party hereto of any breach or default by the other Party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

13.    Governing Law. This Agreement and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its conflict of law rules.

14.    Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective heirs, administrators, representatives, executors, successors and assigns. Notwithstanding the foregoing, Executive shall not assign any of his rights or delegate any of his obligations under this Agreement without obtaining the prior express written consent of the Company.

15.    Authority. This Agreement is subject to the approval of the Compensation Committee of the Board of Directors of PG&E Corporation. Upon such approval, the Company has full authority to enter into and to bind itself to this Agreement.

16.    Construction. The parties acknowledge that they and their respective counsel have reviewed this Agreement in its entirety and have had a full and fair opportunity to negotiate its terms. Each Party therefore waives all applicable rules of construction that any provision of this Agreement should be construed against its drafter, and agrees that all provisions of the Agreement shall be construed as a whole, according to the fair meaning of the language used.

17.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

18.    Acknowledgement The Parties acknowledge that they have each read this Agreement and understand its terms. By signing this Agreement, the Parties acknowledge and agree that they enter into this Agreement knowingly, voluntarily and without coercion, and that they do not rely, and have not relied, on any fact, representation, statement or assumption other than as specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

[SIGNATURES FOLLOW]

PACIFIC GAS AND ELECTRIC COMPANY		EXECUTIVE

		By:	JOHN S. KEENAN
By:	CHRISTOPHER P. JOHNS		John S. Keenan
Christopher P. Johns
	President	Date: April 5, 2011

Date: April 5, 2011

By:	JOHN R. SIMON
John R. Simon
Senior Vice President, Human Resources

Date: April 5, 2011